Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2009 Results

Rolling Meadows, Ill., May 14, 2009 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued first-quarter 2009 financial results.

Highlights

•                  Q1 2009 diluted earnings per share (EPS) of $0.14 compared to $0.23 for the same period of 2008.

•                  Q1 2009 EBITDA (a non-GAAP measure) decreased to $8.2 million compared to EBITDA of $11.0 million in Q1 2008.

•                  Q1 2009 backlog increased 27.6 percent over Q1 2008 to $294.6 million.

Management Comments

Bill Koertner, MYR’s president and CEO said, “As we reported in March, two thousand and nine (2009) is turning out to be a challenging year for our nation, our customers and for contractors like MYR serving the utility, commercial and industrial markets.  Our customers are reacting to the current recession by adjusting their capital and maintenance spending plans in the near term.   Most economic indicators show continued weakness in our markets this year, however, there are a few signs that the recession is reaching a bottom.  We remain very optimistic about our long-term growth prospects despite our lower quarter-over-quarter results.  Our strong balance sheet and customer relationships, coupled with a solid backlog, position us well to weather the slow down and to grow once the Federal Stimulus Package begins to have an effect.”

First Quarter Results

MYR reported revenues for the first quarter of 2009 of $132.9 million, a decrease of $3.8 million, or 2.8 percent, compared with the first quarter of 2008.  The majority of the decrease in revenues was the result of reduced revenues in MYR’s Commercial and Industrial (C&I) segment, which was partially offset by an increase in revenues in the Transmission and Distribution (T&D) segment.  MYR’s T&D segment reported revenues of $99.7 million, an increase of 1.1 percent over the same period of 2008, while our C&I segment reported revenues of $33.3 million, a decrease of 12.9 percent over the first quarter of 2008.  The decrease in the C&I segment was largely due to less available work and increased competition for those projects which were bid upon, both due to the current weak economy.

Consolidated gross profit decreased to $17.0 million or 12.8 percent of revenues in the first quarter of 2009 compared to $20.2 million or 14.8 percent of revenues for the first quarter of 2008.  The decrease in gross profit in the first quarter of 2009 compared to the first quarter of 2008 was primarily attributed to strong performance and increased margins on a few large contracts that resulted in approximately $2.1 million in incremental gross profit during the first quarter of 2008.  MYR also experienced reduced margins during the first quarter of this year due

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to higher cost-to-complete estimates on certain contracts.  This resulted in a gross profit reduction in our T&D segment of approximately $1.0 million during the first quarter of 2009.

For the first quarter of 2009, net income was $2.9 million, or $0.14 per diluted share, compared to net income of $4.8 million, or $0.23 per diluted share, for the same period of 2008. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2009 was $8.2 million, or 6.2 percent of revenues, compared to EBITDA of $11.0 million, or 8.0 percent of revenues, in the first quarter of 2008. The decrease in net income and EBITDA were due predominantly to a decrease in the gross profit margins discussed above as selling, general and administrative expenses (SG&A) remained relatively constant period over period.

Backlog

As of March 31, 2009, MYR’s backlog was approximately $294.6 million, consisting of $214.2 million in the T&D segment and $80.4 million in the C&I segment.  Total backlog increased $63.8 million, or 27.6 percent, from $230.8 million reported at March 31, 2008. T&D backlog increased $63.7 million, or 42.3 percent, while C&I backlog at March 31, 2009 was consistent with the level of backlog reported at March 31, 2008.  Total backlog as of March 31, 2009, compared to December 31, 2008, decreased $21.4 million or 6.8 percent.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of March 31, 2009, MYR had cash and cash equivalents of $34.1 million and total debt of $30.0 million under its term loan. MYR also had a $75 million revolving credit facility, which has one $15.0 million letter of credit outstanding against the total credit availability at March 31, 2009.

Non-GAAP Results

In an effort to better assist investors in understanding our financial results, we have provided in this release EBITDA, which is a measure not defined under generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results. A reconciliation of this financial measure to its GAAP counterparts is provided at the end of this release.

Conference Call

MYR will host its first-quarter 2009 earnings conference call on Friday, May 15, 2009 at 10 a.m. central time.  To participate in the conference call via telephone, please dial (877) 874-1569 (domestic) or (719) 325-4802 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Friday, May 22, 2009, at 11:59 p.m. eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference code: 6917124. MYR Group will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. The webcast will be archived on our Web site for seven days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turn-key construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements.  The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending.  Our forward-looking statements are generally accompanied by words such as ‘‘estimate,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘potential,’’ ‘‘plan,’’ ‘‘goal’’ or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly.  We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  These and other important factors, including those discussed on form 10-Q and 10-K under ‘‘Risk Factors’’ in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005 by our customers, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2008 and March 31, 2009

(In thousands, except share data)	December 31, 2008	March 31, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,076	$34,074
Accounts receivable, net of allowances of $1,845 and $1,688, respectively	94,048	85,832
Costs and estimated earnings in excess of billings on uncompleted contracts	25,821	23,760
Deferred income tax assets	10,621	10,621
Receivable for insurance claims in excess of deductibles	8,968	8,926
Refundable income taxes	145	—
Other current assets	3,731	4,153
Total current assets	185,410	167,366
Property and equipment, net of accumulated depreciation of $21,158 and $24,195, respectively	75,873	76,230
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,218 and $1,302, respectively	11,874	11,790
Other assets	2,307	1,958
Total assets	$322,063	$303,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,187	$20,818
Billings in excess of costs and estimated earnings on uncompleted contracts	32,698	25,328
Accrued self insurance	32,881	32,406
Accrued income taxes	—	1,511
Other current liabilities	27,571	22,055
Total current liabilities	123,337	102,118
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	12,429	12,429
Other liabilities	938	923
Total liabilities	166,704	145,470
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2008 and March 31, 2009	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,712,811 shares issued and outstanding at December 31, 2008 and March 31, 2009	197	197
Additional paid-in capital	141,159	141,390
Retained earnings	14,003	16,886
Total stockholders’ equity	155,359	158,473
Total liabilities and stockholders’ equity	$322,063	$303,943

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2008 and 2009

	Three months ended
	March 31,
(In thousands of dollars, except share and per share data)	2008	2009
Contract revenues	$136,763	$132,935
Contract costs	116,563	115,902
Gross profit	20,200	17,033
Selling, general and administrative expenses	11,918	11,974
Amortization of intangible assets	83	84
Gain on sale of property and equipment	(148)	(57)
Income from operations	8,347	5,032
Other income (expense)
Interest income	420	122
Interest expense	(542)	(222)
Other, net	(57)	(60)
Income before provision for income taxes	8,168	4,872
Income tax expense	3,349	1,989
Net income	$4,819	$2,883
Income per common share:
—Basic	$0.24	$0.15
—Diluted	$0.23	$0.14
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,712,811	19,712,811
—Diluted	20,711,409	20,716,255

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2008 and 2009

	Three months ended
	March 31,
(In thousands)	2008	2009
Cash flows from operating activities:
Net income	$4,819	$2,883
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities—
Depreciation	2,617	3,165
Amortization of intangible assets	83	84
Stock?based compensation expense related to awards	230	231
Gain on sale of property and equipment	(148)	(57)
Other non-cash items	21	21
Changes in operating assets and liabilities
Accounts receivable, net	20,914	8,216
Costs and estimated earnings in excess of billings on uncompleted contracts	2,433	2,061
Construction materials inventory	(440)	—
Receivable for insurance claims in excess of deductibles	277	42
Other assets	2,709	51
Accounts payable	(11,162)	(5,393)
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,696)	(7,370)
Accrued self insurance	497	(475)
Other liabilities	(9,025)	(4,047)
Net cash flows provided by (used in) operating activities	11,129	(588)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,161	125
Purchases of property and equipment	(10,946)	(7,521)
Net cash flows used in investing activities	(9,785)	(7,396)
Cash flows from financing activities:
Payments of capital lease obligations	—	(8)
Equity financing costs	(1,753)	(10)
Notes receivable from purchase of common stock	2	—
Net cash flows used in financing activities	(1,751)	(18)
Net decrease in cash and cash equivalents	(407)	(8,002)
Cash and cash equivalents:
Beginning of period	34,547	42,076
End of period	$34,140	$34,074

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three Months Ended March 31, 2008 and 2009

	Three months ended
	March 31,
(in thousands, except share and per share data)	2008	2009

Summary Data:
Contract revenues	$136,763	$132,935
Gross profit	$20,200	$17,033
Income from operations	$8,347	$5,032
Net income	$4,819	$2,883

Income per common share (1):	$0.24	$0.15
- Basic	$0.23	$0.14
- Diluted

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,712,811	19,712,811
- Diluted	20,711,409	20,716,255

Reconciliation of Net Income to EBITDA:
Net income	$4,819	$2,883
Interest expense (income), net	122	100
Provision for income taxes	3,349	1,989
Depreciation and amortization	2,700	3,249
EBITDA (2)	$10,990	$8,221

(1) The Company calculates net income per common share in accordance with SFAS No. 128, Earnings per Share.  Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding for the reporting period.  Diluted earnings per share is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2) EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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